Exhibit 99.1

May 15, 2024

Tofutti Press Release

Company Contact:	Steve Kass
Chief Executive/Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES UNAUDITED RESULTS FOR THE THIRTEEN AND TWENTY-SIX WEEKS ENDED JUNE 29, 2024

Cranford, New Jersey — August 15, 2024 — TOFUTTI BRANDS INC. (OTCQX Symbol: TOFB) today announced its results for thirteen and twenty-six weeks ended June 29, 2024. Tofutti Brands reported that net sales for the thirteen weeks ended June 29, 2024 decreased by $436,000, or 16%, to $2,283,000, from net sales of $2,719,000 for the thirteen weeks ended July 1, 2023. Sales of our vegan cheese products decreased to $1,926,000 for the thirteen weeks ended June 29, 2024 from $2,283,000 for the thirteen weeks ended July 1 2023. Sales of our frozen dessert products decreased to $357,000 in the thirteen weeks ended June 29, 2024 from $436,000 for the thirteen weeks ended July 1, 2026. For the twenty-six week period ended June 29, 2024, sales decreased by $713,000 or 14% to $4,495,000 compared to $5,208,000 for the twenty-six week period ended July 1, 2023.

Our gross profit was $667,000 for both the thirteen weeks ended June 29, 2024 and the thirteen weeks ended July 1, 2023. Our gross profit percentage increased to 29% for the thirteen weeks ending June 29, 2024 compared to 25% for the thirteen weeks ending July 1, 2023. Our gross profit decreased to $1,136,000 for the twenty-six week period ended June 24, 2024 from $1,273,000 for the twenty-six week period ended July 1, 2023. Our gross profit percentage increased to 25% for the twenty-six weeks ending June 29, 2024 compared to 24% for the twenty-six weeks ending July 1, 2023.

We had net losses of $32,000, or $0.01 per share (basic and diluted) and $335,000 or $0.06 per share (basic and diluted), for the thirteen and twenty-six weeks ended June 29, 2024, respectively, compared to net losses of $318,000, or $0.06 (basic and diluted) per share, and $420,000 or $0.08 (basic and diluted) per share for the thirteen and twenty-six weeks ended July 1, 2023, respectively.

As of June 29, 2024, we had approximately $489,000 in cash and our working capital was approximately $3,105,000 compared with approximately $837,000 in cash and working capital of $3,440,000 at December 30, 2023. The decrease in cash during the twenty-six weeks ended June 29, 2024 was primarily due to a net loss. A decrease in current assets other than cash was offset by a decrease in current liabilities.

Mr. Steven Kass, Chief Executive and Financial Officer of the Company stated, “While our revenues were disappointing in the first six months of 2024, we were pleased with our improved operating results. We believe that our cash and available cash resources remain strong and we look forward to achieving improved operating results in the second half of 2024,” concluded Mr. Kass.

About Tofutti Brands Inc.

Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than twenty-five (25) dairy-free foods including cheese products and frozen desserts. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than fifteen (15) countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy or wish to maintain a kosher or vegan diet. Tofutti’s product line includes plant-based frozen dessert pints, Tofutti Cutie® sandwiches and novelty products.

Forward-Looking Statements

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to the impact of COVID-19 on the economy and our operations, business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.

Condensed Balance Sheets

(in thousands, except share and per share figures)

	June 29, 2024 (Unaudited)	December 30, 2023
Assets
Current assets:
Cash	$489	$837
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $505 and $525, respectively	817	828
Inventories	2,171	2,475
Prepaid expenses and other current assets	75	93
Total current assets	3,552	4,233

Operating lease right-of-use asset	47	81
Finance lease right-of-use asset	29	36
Deferred tax assets	246	246
Other assets	40	19
Total assets	$3,914	$4,615
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	12	237
Accrued expenses	387	541
Finance lease liability, current portion	11	15
Total current liabilities	410	793

Operating lease liabilities, net of current portion	—	7
Finance lease liability, net of current portion	20	23
Total liabilities	430	823

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued and outstanding	—	—
Common stock - par value $.01 per share; authorized 15,000,000 shares, 5,153,706 shares issued and outstanding	52	52
Additional paid-in capital	350	323
Retained earnings	3,082	3,417
Total stockholders’ equity	3,484	3,792
Total liabilities and stockholders’ equity	$3,914	$4,615

TOFUTTI BRANDS, INC.

Unaudited Condensed Statements of Operations

(in thousands, except per share figures)

	Thirteen weeks ended June 29, 2024	Thirteen weeks ended July 1, 2023	Twenty-six weeks ended June 29, 2024	Twenty-six weeks ended July 1, 2023

Net sales	$2,283	$2,719	$4,495	$5,208
Cost of sales	1,616	2,052	3,359	3,935
Gross profit	667	667	1,136	1,273

Operating expenses:
Selling and warehouse	250	320	464	592
Marketing	79	89	213	184
Research and development	22	56	64	83
General and administrative	342	383	724	686
	693	848	1,465	1,545

Loss from operations	(26)	(181)	(329)	(272)

Loss before interest expense and income taxes	(26)	(181)	(329)	(272)
Interest expense	1	1	1	2
Loss before income tax	(27)	(182)	(330)	(274)
Income tax expense	5	136	5	146

Net loss	$(32)	$(318)	$(335)	$(420)

Weighted average common shares outstanding:
Basic	5,154	5,154	5,154	5,154
Diluted	5,154	5,154	5,154	5,154

Loss per common share:
Basic	$(0.01)	$(0.06)	$(0.06)	$(0.08)
Diluted	$(0.01)	$(0.06)	$(0.06)	$(0.08)